EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter Financial Information

SPOKANE, Wash., April 14, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel announced today that net income for the quarter ended March 31, 2004 was $407,140; this is an 8.9% improvement when compared to net income of $373,752 earned in the first-quarter of 2003. Fully diluted earnings per share improved to $0.21 for the quarter ended March 31, 2004 and compares to earnings of $0.20 per share in the quarter ended March 31, 2003. Prior-year results have been adjusted to incorporate the effect of a five-percent stock dividend paid in June 2003. Through the end of the first-quarter, annualized return on average assets is 0.78%; annualized return on average equity is 8.76%. Total assets for the company were $210 million on March 31st, virtually unchanged from year-end.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). The Bank reported earnings growth of 6.9%, with first-quarter earnings this year of $408,275 compared to $382,023 in the first-quarter of last year. At quarter-end, the Bank reported deposits of $165.4 million and net outstanding loans, including mortgage loans held for sale, of $145.7 million; on December 31, 2003, deposits reported at $166 million and loans reported at $148.7 million.

Mr. Fewel noted that net income improved even though net interest income declined when compared to the same quarter in the prior year. The continued low interest rate environment has resulted in the re-pricing of a significant portion of the Bank's loans and investment securities. This reduction in interest income has been partially offset by a concurrent reduction in interest expense on deposits and borrowed funds; however, the reduction in interest income for the first-quarter of this year was about $216,000 and the reduction in interest expense was approximately $134,000.

Offsetting the decline in net interest income, continued improvement in loan quality has allowed the Bank to reduce the amount that it funds to cover expected loan losses. In the quarter just ended, the Bank expensed $80,000 to its allowance for loan and lease losses (ALLL), compared to $225,000 in the first-quarter of 2003. The Bank continues to maintain a strong reserve position; at $2.175 million, the reserve is equal to 1.49% of gross loans, not including loans held for sale.

Changes in non-interest income and non-interest expense combined to improve earnings for the first-quarter of 2004 by $10,000 when compared to the first-quarter of last year, as a decrease in non-interest income of $116,000 was more than offset by an even larger decrease, $126,000, in non-interest expense. Fewel attributed most of the decrease in non-interest income to a decline in the production and sale of residential mortgage loans. "Primarily due to poor weather, January and February production was well below what we saw for the same two months in 2003," he said. "However, in March we had an excellent month; and, with mortgage rates continuing to be very favorable to home buyers, we anticipate that our mortgage department will be busy throughout the remainder of the year." No single category of non-interest expense accounted for a majority of the reduction noted; rather, the savings were distributed over a number of categories and reflect an emphasis on both cost containment and the implementation of more efficient procedures and processes over the past couple of years.

The reduction in loans outstanding during the first quarter was due to the repurchase of approximately $4.5 million in "participation" loans that the Bank had acquired last year from another Washington State financial institution. Fewel explained that, "From time to time a bank may have the opportunity to make a loan in excess of its legal lending limit; in those instances, it will arrange to sell a participation in the loan to another financial institution. Often, when the legal lending limit of the financial institution that originated the loan increases, the participation in the loan is repurchased by the originating bank. Even with the reduction in participations purchased, net loans, including loans held for sale, have increased 5.5% when comparing March 31, 2004 to March 31, 2003." Fewel indicated that the Bank's loan pipeline is strong, and he believes that growth in loans for the full year will approximate the 9.8% increase that the Bank experienced in 2003.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Randall L. Fewel,
          President and CEO
          (509) 456-8888